Baird Funds, Inc.
January 19, 2022

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 19, 2022, between Schwab Capital Trust and Schwab Annuity Portfolios (collectively, the “Schwab Trust”), each a business trust organized under the laws of the Commonwealth of Massachusetts, each on behalf of its series identified on Schedule A, severally and not jointly (each, an “Acquiring Fund”), and the registered investment companies identified on Schedule B, each on behalf of its series identified on Schedule B, severally and not jointly (each, an “Acquired Fund”).
WHEREAS, each Acquiring Fund and each Acquired Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;
WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and
WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Fund[s] desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Fund[s] in reliance on the Rule.

1.Terms of Investment
(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii) Advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (e.g., amounts exceeding $100 million) over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.Representations of the Acquired Funds.
In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.
3.Representations of the Acquiring Funds.
In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.Notices
All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:
Mark Fischer
Chief Financial Officer
Schwab Capital Trust
Schwab Annuity Portfolios
211 Main Street
San Francisco, CA 94105
Email: mark.d.fischer@schwab.com

With a copy to:

David Lekich
Chief Counsel
Charles Schwab Investment Management, Inc.
211 Main Street
San Francisco, CA 94105
Email: david.lekich@schwab.com

Peter Hammond
Managing Director
Robert W. Baird & Co.
777 East Wisconsin Avenue
Milwaukee, WI 53202
Email:phammond@rwbaird.com

With a copy to:

Charles Weber
Attn: Legal Dept.
Robert W. Baird & Co.
777 East Wisconsin Avenue
Milwaukee, WI 53202
Email: cmweber@rwbaird.com

6.    Term and Termination; Assignment; Amendment; Governing Law

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) This Agreement may be amended only by a writing that is signed by each affected party.

(e) This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.

(f) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) involved in the matter in controversy and not to any other series of the Acquiring Funds.

(g) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that involved in the matter in controversy and not to any other series of the Acquired Funds.

(h) Schwab Trust Liability. A copy of the Declaration of Trust of the Schwab Trust, as amended, is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the Schwab Trust or Acquiring Fund(s) shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the Schwab Trust.

7.    Use of Name; Miscellaneous

(a)The Acquired Fund(s) hereby consents to the following information being included in the Acquiring Funds’ disclosure documents, shareholder communications, advertising, sales literature and similar communications: (a) the Acquired Fund’s name and the names of their affiliates and (b) a description of the Acquired Fund’s investment strategy and risks. No Acquired Fund shall use the name or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Schwab Trust, an Acquiring Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the relevant Acquiring Fund and such Acquiring Fund’s investment adviser.

(b)It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

(c)Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(d)Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(e)Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SCHWAB CAPITAL TRUST
SCHWAB ANNUITY PORTFOLIOS, on behalf of each of the Acquiring Funds listed on Schedule A, Severally and Not Jointly

Signature: /s/ Mark Fischer Name: Mark Fischer
Title: CFO

Baird Funds, Inc., on behalf of each of the Acquired Funds listed on Schedule B, Severally and Not Jointly

Signature: /s/ Peter J. Hammond Name: Peter J. Hammond
Title: VP

SCHEDULE A

Acquiring Funds
Schwab Capital Trust
Schwab Balanced Fund
Schwab MarketTrack All Equity Portfolio
Schwab MarketTrack Balanced Portfolio
Schwab MarketTrack Conservative Portfolio
Schwab MarketTrack Growth Portfolio
Schwab Monthly Income Fund - Enhanced Payout
Schwab Monthly Income Fund - Maximum Payout
Schwab Monthly Income Fund - Moderate Payout
Schwab Target 2010 Fund
Schwab Target 2015 Fund
Schwab Target 2020 Fund
Schwab Target 2025 Fund
Schwab Target 2030 Fund
Schwab Target 2035 Fund
Schwab Target 2040 Fund
Schwab Target 2045 Fund
Schwab Target 2050 Fund
Schwab Target 2055 Fund
Schwab Target 2060 Fund
Schwab Target 2065 Fund
Schwab Target 2010 Index Fund
Schwab Target 2015 Index Fund
Schwab Target 2020 Index Fund
Schwab Target 2025 Index Fund
Schwab Target 2030 Index Fund
Schwab Target 2035 Index Fund
Schwab Target 2040 Index Fund
Schwab Target 2045 Index Fund
Schwab Target 2050 Index Fund
Schwab Target 2055 Index Fund
Schwab Target 2060 Index Fund
Schwab Target 2065 Index Fund
Schwab Annuity Portfolios
Schwab VIT Balanced Portfolio
Schwab VIT Balanced with Growth Portfolio
Schwab VIT Growth Portfolio

SCHEDULE B

Acquired Funds
Baird Funds, Inc.
Baird Aggregate Bond Fund